Exhibit 99.1

Pacific Capital Bancorp Appoints Leis as President & Chief Executive Officer


    SANTA BARBARA, Calif.--(BUSINESS WIRE)--March 29, 2007--Pacific Capital Bancorp (Nasdaq: PCBC) today announced the appointment of George S. Leis to the position of President & Chief Executive Officer of Pacific Capital Bancorp and its wholly owned subsidiary, Pacific Capital Bank, N.A. He has also been named to Pacific Capital Bancorp's Board of Directors. The appointments are effective April 2, 2007.

    Leis replaces William S. Thomas, Jr., who has served as President & CEO since April 2000. Thomas, who joined the Company in 1994, announced his retirement plans in October 2006 and entered into an employment agreement that provides for this transition. Thomas' resignation from the position of President & CEO and as a member of the Board of Directors is effective April 2, 2007. He will continue working with the Company in a community relations capacity.

    Leis, 47, is a Certified Financial Trust Advisor. He joined Pacific Capital in March 2006 as Executive Vice President, overseeing the Company's Wealth Management business lines. In July 2006, he assumed the additional role of Chief Information Officer, overseeing the Company's Information Technology group. Mr. Leis most recently served as Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management, working out of their New York and Los Angeles offices. With more than 23 years' experience serving high net worth clients, his financial services career has included an emphasis in the areas of private banking, trusts and investments. He joined Deutsche Bank in July 2004 from Wells Fargo, where he was Senior Vice President and Director of Private Client Services Centers since 1999. In that role, he was responsible for virtually all product groups. Prior to that position, he was a Senior Vice President and Manager for Bank of America's Private Bank.

    "We are exceptionally pleased to have an executive of George Leis' significant industry experience and demonstrated leadership abilities at the helm of Pacific Capital Bancorp," said Edward E. Birch, Chairman of the Board of Pacific Capital Bancorp. "Our process for identifying a new CEO was extensive and thorough, and included a slate of talented nationwide candidates. At the conclusion of the process, it was clear to our Search Committee that George Leis is absolutely the best choice to lead Pacific Capital into the future.

    "In the few months he's been part of our executive team, George has been a tremendous catalyst for positive change at Pacific Capital Bancorp, raising the bar for performance in all areas of the Company," said Birch. "He has consistently demonstrated superior ability in the areas of strategic thinking, execution, leadership, and delivering results. He has been the driving force behind a new business development strategy that pairs Commercial Banking and Wealth Management expertise in key locations that has demonstrated strong early success. Additionally, George's extensive experience in the full range of Wealth Management businesses has provided our Company with a substantial foundation upon which we are aggressively building this key business line. We were also very impressed by George's management of our IT department, where he quickly resolved issues related to the Company's conversion to a new operating platform, allowing us to more efficiently manage our IT infrastructure.

    "George's significant financial services experience, his familiarity with our organization and staff, and his significant achievements at Pacific Capital will enable him to hit the ground at full speed. We are very excited about what he brings to the table in this new role, and very enthusiastic about the future of our Company under his leadership," said Birch.

    "I am excited by the opportunities we have to continue growing the Pacific Capital franchise," said Leis. "Along with the other members of the senior management team, we intend to focus on the following strategic priorities: 1) Continuing to develop more sophisticated financial products and services that will allow us better serve the needs of middle-market businesses; 2) Furthering our new business development efforts into attractive adjacent markets; 3) More effectively managing our balance sheet to maximize our net interest margin; and 4) Maintaining the cost-conscious culture we have developed over the past few quarters. I look forward to delivering on our strategic priorities and creating additional value for our shareholders in the process."

    Pacific Capital Bancorp, with $7.5 billion in assets, is the holding company for Pacific Capital Bank, N.A., a nationally chartered bank that does business on the Central Coast of California under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank, First Bank of San Luis Obispo, and Pacific Capital Bank.

    Forward-Looking Statements

    This press release contains forward-looking statements with respect to the financial condition, results of operation and businesses of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions about the prospects of continued loan and deposit growth, improved credit quality, the health of the capital markets, the Company's de novo branching and acquisition efforts, the operating characteristics of the Company's income tax refund loan and transfer programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in California; (4) the occurrence of terrorist acts; (5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes or litigation adversely affecting the businesses in which Pacific Capital Bancorp engages; (7) unfavorable conditions in the capital markets; (8) difficulties in opening additional branches or integrating acquisitions; and (9) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Deborah Lewis Whiteley, Senior Vice President
             Director, Investor Relations
             805-884-6680
             Debbie.Whiteley@pcbancorp.com